Exhibit 99.1

[SANTARUS LOGO]

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	Lippert/Heilshorn & Associates, Inc. Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100

For Immediate Release

TED W. LOVE, M.D., JOINS SANTARUS BOARD OF DIRECTORS

SAN DIEGO (March 18, 2005) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today announced the appointment of Ted W. Love, M.D., to the Santarus board of directors. This appointment increases the company’s board membership to eight, including a seven-member independent majority. Dr. Love will serve as a member of the company’s nominating/corporate governance committee.

Dr. Love currently serves as president and chief executive officer of publicly traded biopharmaceutical company Nuvelo, Inc. (NASDAQ: NUVO), a position he has held since March 2001. He previously was president and chief operating officer of Nuvelo and has served as a director of that company since February 2001. He joined Nuvelo from Theravance, Inc. (formerly Advanced Medicine), where he served as senior vice president of development from February 1998 to January 2001. Prior to that, he spent six years at Genentech, Inc., holding a number of senior management positions in medical affairs and product development. As vice president of product development and regulatory affairs at Genentech, Dr. Love oversaw all drugs in development including Herceptin®, Rituxan® and TNKase™. He also served as chairman of Genentech’s product development committee.

Dr. Love received a B.A. degree in molecular biology from Haverford College and a medical degree from Yale Medical School. He completed his residency and fellowship training in internal medicine and cardiology at Massachusetts General Hospital and Harvard Medical School. Following residency training, he joined the faculty of Massachusetts General in the department of cardiology. He also serves as a trustee on the board of managers of Haverford College and as a member of the board of directors of privately held Predix Pharmaceuticals, Inc. In addition, Dr. Love serves on the 29-member California Independent Citizen’s Oversight Commission, which oversees the $3 billion allocated to stem cell research authorized by California Proposition 71.

“We welcome Ted to our board and look forward to calling upon his depth of knowledge in pharmaceutical product development, as we continue to build our product portfolio,” said David F. Hale, chairman of the board of Santarus.

About Santarus

Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products to enhance the quality of life for patients with gastrointestinal diseases and disorders. The company’s current products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company launched its first product, ZEGERID® Powder for Oral Suspension 20 mg, in October 2004 and launched ZEGERID Powder for Oral Suspension 40 mg in February 2005. The company also is developing capsule and chewable tablet formulations of ZEGERID. More information about Santarus is available on the company’s Web site at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation, difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Santarus’ products, and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Santarus® and ZEGERID® are trademarks of Santarus, Inc.

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